2012-5047,-5048,-5049

UNITED STATES COURT OF APPEALS FOR THE FEDERAL CIRCUIT

AMBASE CORP., et. al,

Plaintiffs-Cross Appellants,

v.

UNITED STATES,

Defendant-Appellant.

Appeal From The United States Court Of Federal Claims In 93-CV-280
Senior Judge Loren A. Smith

DEFENDANT-APPELLANT'S MOTION FOR AN EXTENSION Of TIME

The United States, defendant-appellant, respectfully requests an

18-day extension of time, to and including August 31, 2012, within which to file our initial brief on appeal. This request is made under Rule 26(b) of the Federal Rules of Appellate Procedure and Federal Circuit Rule 26(b). Our initial brief is due August 13, 2012. This is our fifth request for an extension for this purpose. Counsel for plaintiffs-cross appellants have stated that they do not oppose this motion.

As explained in the attached declaration of Jeanne E. Davidson, Director of the National Courts Section, Civil Division, Commercial Litigation Branch of the Department of Justice, settlement negotiations, which commenced in November 2011, are now in the final stage. If approved, the settlement will fully resolve this appeal and any further proceedings in this case. Because of the amount at issue, the Acting Associate Attorney General and the Acting Assistant Attorney General must approve the settlement. The Acting Assistant Attorney General's review was delayed pending approval of the settlement by the Federal Deposit Insurance Corporatior1 (FDIC), but that approval has been secured, and the matter is now under active consideration by the appropriate officials within the Department. Absent unforeseeable circumstances, we believe this process can be completed within the time requested in our motion for enlargement.
Although we had anticipated the settlement would be approved within the time frame of the prior enlargement, because of the press of other business, the decision was delayed. In addition, the Office of the Solicitor General, which must approve all appeals, has not yet completed its internal review, and will only do so if advised that authorized officials have been unable to approve the settlement. We anticipate that an extension of the briefing schedule, as requested in this motion, will allow the parties time to obtain supervisory approvals without the need to expend the time and resources required to brief the appeal.
As we noted in our prior motions for an extension of time, counsel working on this appeal have been pressed, and continue to be pressed, by filing deadlines, trial activities, supervision, and oral arguments in Winstar related and other cases, including: G4S Technology  L.L.C. v. United States, No. 12-8CV (Fed.Cl.) (response to First Amended Complaint due March 5,
2012); Alvarion,  Inc. v. United States, No. 2-9CV (Fed.Cl.) (response to Complaint due March 5, 2012); Midwest Tube Fabricators, Inc. v. United States, No. ll-774C (Fed. Cl.) (motion to dismiss and for judgment upon the administrative record filed Feb.10, 2011); Anne Marie Wilburn  v. United States, 11-856C (Fed. Cl.) (motion to dismiss filed Jan. 27, 2012); First Annapolis  Bancorp,  Inc. v. United States, No. 94-522 (Fed. Cl.) (bill of costs filed Nov. 18, 2011); Maher and Gravee v. United States,  No. 2010-5130 (Fed. Cir.) (oral argument held Dec. 8, 2011); United States v. American Casualty  Co., No. 10-119 (Ct. Int'l Trade) (continung written discovery and depositions); and United States v. Rupari Food Services,  Inc., No. 11-203 (Ct. Int'l Trade) (written discovery commencing Nov. 2011).

The undersigned principal attorney supervises a 200-person litigating section of the Department of Justice, and also advises various Executive Branch agencies concerning litigation risk avoidance.
An 18-day extension is necessary to permit reviewing officials to approve the settlement. In addition, in the event the settlement is not approved by supervisory officials, the 18-day extension will allow the Office of the Solicitor General sufficient time to complete its internal supervisory review.   For these reasons, we respectfully request that our motion for an 18-day extension of time to file our initial brief in this appeal be granted.
Respectfully submitted,

STUART DELERY
Acting Assistant Attorney General

OF COUNSEL: SCOTT D. AUSTIN Assistant Director

DAVID A. LEVITT Trial Attorney
JEANNE E. DAVIDSON Director
Commercial Litigation Branch
Civil Division Department of Justice PO Box 480
Ben Franklin Station
Washington, D.C. 20044 (202) 514-7300

August 13, 2012                                          Attorneys for Defendant-Appellant